UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
January 30, 2015

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13368	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 30, 2015, First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”) a wholly-owned subsidiary of First Mid-Illinois Bancshares, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Old National Bank, a national banking association having its principal office in Evansville, Indiana pursuant to which First Mid Bank will purchase certain assets and assume certain liabilities (the “Purchase”) of 12 branch offices of Old National Bank in Southern Illinois (collectively, the “Branches”).

Pursuant to the terms of the Purchase Agreement, First Mid Bank has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, furniture, and other fixed operating assets associated with the Branches. The loan and deposit balances to be assumed were approximately $160 million and $502 million, respectively, as of December 31, 2014. First Mid Bank has also agreed to assume certain leases relating to the Branches.

The completion of the Purchase is subject to regulatory approval required by the Office of the Comptroller of the Currency (the “OCC”) and normal customary closing conditions, including First Mid Bank, in conjunction with the Company, obtaining financing in connection with the Purchase. Subject to the satisfaction of such conditions, First Mid Bank and Old National Bank expect to close the Purchase in the third quarter of 2015.

First Mid Bank and Old National Bank made customary representations, warranties, and covenants in the Purchase Agreement. First Mid Bank and Old National Bank have also agreed to indemnify each other (subject to customary limitations) with respect to the Purchase, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the purchased assets during certain time periods.

The purchase price for the purchased assets will be computed as the sum of: (i) the amount deposit accounts of the Branches, other than brokered deposits and municipal deposits, multiplied by 3.6%, (ii) $500,000, representing the fixed deposit premium related to the municipal deposits of the Branches, (iii) the principal amount of the loans being purchased, plus the accrued but unpaid interest, (iv) the aggregate the net book value of the other assets purchased, and (v) the aggregate amount of cash acquired as of the closing. This total amount is subject to a standard pro-rated adjustment for certain expenses related to the Branches, and a standard post-closing adjustment.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 hereto, and is incorporated into this report by reference. A copy of the press release, dated January 30, 2015, issued by the Company to announce the execution of the Purchase Agreement, is attached hereto as Exhibit 99.1.

Item 7.01.    Regulation FD Disclosure.

On January 30, 2015, the Company issued a press release pursuant to Rule 135c of the Securities Act of 1933, as amended (the “Securities Act”), announcing that the Company intends to conduct a private offering of its common stock for financing in connection with the Company’s pending acquisition, by First Mid Bank, of the Branches. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

If the Company pursues the private offering, the common stock offered will not be registered under the Securities Act, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

The foregoing description of the private offering is provided pursuant to Rule 135(c) under the Securities Act and does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

2.1 *	Purchase and Assumption Agreement by and between Old National Bank and First Mid-Illinois Bank & Trust, N.A., dated January 30, 2015.
99.1	Press Release issued by First Mid-Illinois Bancshares, Inc. on January 30, 2015.
99.2	Press Release issued by First Mid-Illinois Bancshares, Inc. on January 30, 2015.

* Certain schedules and exhibits have been omitted pursuant to Section 6.01(b)(2) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated: January 30, 2015

By:

Joseph R. Dively
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1 *	Purchase and Assumption Agreement by and between Old National Bank and First Mid-Illinois Bank & Trust, N.A., dated January 30, 2015.
99.1	Press Release issued by First Mid-Illinois Bancshares, Inc. on January 30, 2015.
99.2	Press Release issued by First Mid-Illinois Bancshares, Inc. on January 30, 2015.

* Certain Schedules and exhibits have been omitted pursuant to Section 6.01(b)(2) of Regulation S-K.